As filed with the Securities and Exchange Commission on November 15, 2001
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                                 XL CAPITAL LTD
             (Exact name of registrant as specified in its charter)


   Cayman Islands                                      98-0191089
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                                    XL House
                               One Bermudiana Road
                                  Hamilton HM11
                                     Bermuda
                                 (441) 292-8515

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                             Paul S. Giordano, Esq.
                            Executive Vice President,
                          General Counsel and Secretary
                                 XL Capital Ltd
                            c/o CT Corporation System
                                111 Eighth Avenue
                            New York, New York 10011
                                 (212) 590-9200

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               -------------------

                                    Copy to:

                               Immanuel Kohn, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                             New York, NY 10005-1702
                               -------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                            Proposed Maximum
Title of Securities to    Amount to be       Offering Price           Proposed Maximum              Amount of
     be Registered       Registered (1)       Per LYON (2)        Aggregate Offering Price       Registration Fee
                                                                            (2)
-----------------------------------------------------------------------------------------------------------------
 Liquid Yield Option(TM)
    Notes due 2021
 (Zero Coupon-Senior)     $508,842,000          60.875%                 $309,757,568                 $77,439
-----------------------------------------------------------------------------------------------------------------
   Class A Ordinary
Shares, par value $.01         (4)                --                        --                         (5)
     per share (3)
=================================================================================================================

(1) The Liquid Yield Option(TM) Notes ("LYONs") were issued at an original price of $565.01 per LYON and a principal amount at maturity of $1,000 per LYON (subject to adjustments for any contingent additional principal that may accrue), which represents an aggregate principal amount at maturity of $508,842,000 (subject to adjustments for any contingent additional principal that may accrue).

(2) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of determining the registration fee. The above calculation is based on the average bid and ask prices for the registrant's LYONs in secondary market transactions executed by the Initial Purchaser of the LYONs on November 12, 2001, as reported to the registrant by the Initial Purchaser.

(3) Includes an equal number of Ordinary Share Purchase Rights (the "Rights"). The Rights are issued with the Ordinary Shares for no additional consideration, and therefore no registration fee is required.

(4) There is being registered hereunder an indeterminate number of Ordinary Shares issuable upon conversion of the LYONs. Initially the number of Ordinary Shares issuable upon conversion of the LYONs is 2,685,159. The LYONs are convertible into Ordinary Shares at the rate of 5.277 Ordinary Shares for each $1,000 principal amount at maturity of the LYONs, subject to adjustment under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of Ordinary Shares registered hereby shall include an indeterminate number of Ordinary Shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of Ordinary Shares issuable as provided in the indenture governing the LYONs.

(5) Pursuant to Rule 457(i), there is no additional filing fee required with respect to the Ordinary Shares issuable upon conversion of the LYONs because no additional consideration will be received in connection with the exercise of the conversion privilege.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.




                  SUBJECT TO COMPLETION, DATED NOVEMBER , 2001

PROSPECTUS

                                  $508,842,000

                                 XL Capital Ltd

                     Liquid Yield Option(TM) Notes due 2021
                              (Zero Coupon-Senior)

                                 ---------------

     The selling securityholders named on page 49 are registering up to $508,842,000 of their LYONs and the ordinary shares issuable upon conversion of the LYONs.

     The LYONs are:

     o    unsecured;

     o    unsubordinated;

     o convertible into our ordinary shares under the circumstances described in this prospectus;

     o redeemable by us for cash on or after September 7, 2004 at the redemption price described in this prospectus;

     o redeemable at the option of holders on September 7, 2002, September 7, 2003, September 7, 2004, September 7, 2006, September 7, 2008, September 7, 2011 and September 7, 2016 at the purchase price described in this prospectus; and

     o redeemable at the option of holders under certain specified change of control events as described in this prospectus.

     Our ordinary shares are listed on the New York Stock Exchange under the symbol "XL." On November 14, 2001, the closing price of our ordinary shares as reported on the New York Stock Exchange was $90.56 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     See "Risk Factors" beginning on page 15 of this prospectus to read about important factors you should consider before buying the LYONs or our ordinary shares.

                                 ---------------

                     The date of this prospectus is , 2001.

                                 ---------------

(TM)Trademark of Merrill Lynch & Co., Inc.

                                TABLE OF CONTENTS

                                   Prospectus
                                                                            Page

ABOUT THIS PROSPECTUS.........................................................3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS....................4
AVAILABLE INFORMATION.........................................................5
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................5
SUMMARY.......................................................................7
RISK FACTORS.................................................................15
USE OF PROCEEDS..............................................................15
RATIOS OF EARNINGS TO FIXED CHARGES..........................................15
PRICE RANGE OF ORDINARY SHARES AND DIVIDENDS.................................16
DESCRIPTION OF LYONS.........................................................17
DESCRIPTION OF ORDINARY SHARES...............................................40
CERTAIN CAYMAN ISLANDS AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.....43
SELLING SECURITYHOLDERS......................................................49
PLAN OF DISTRIBUTION.........................................................51
ENFORCEMENT OF CIVIL LIABILITIES.............................................53
LEGAL MATTERS................................................................53
EXPERTS......................................................................53

                              ABOUT THIS PROSPECTUS

     This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration process. Under this shelf process, any selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $508,842,000 (subject to adjustments for any contingent additional principal that may accrue). This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time the selling securityholders sell securities, we or the selling securityholders will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Incorporation of Documents by Reference."

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 ("PSLRA") provides a "safe harbor" for forward-looking statements. This prospectus, our most recent annual report on Form 10-K, our Annual Report to Stockholders, any of our proxy statements, Forms 10-K, Forms 10-Q or Forms 8-K or any other of our written or oral statements made by or on behalf of us may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to XL Capital and the insurance and reinsurance sectors in general (both as to underwriting and investment matters). Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

     o the size of our claims may change due to the preliminary nature of reports and estimates of loss and damage;

     o the timely and full recoverability of reinsurance placed by us with third parties;

     o the projected amount of ceded reinsurance recoverables and the ratings and creditworthiness of reinsurers may change;

     o the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

     o ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions;

     o increased competition on the basis of pricing, capacity, coverage terms or other factors;

     o greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

     o developments in the world's financial and capital markets which adversely affect the performance of our investments;

     o availability of borrowings and letters of credit under our credit facilities;

     o changes in regulation or tax laws applicable to us, our subsidiaries, brokers or customers;

     o acceptance of our products and services, including new products and services;

     o    changes in the availability, cost or quality of reinsurance;

     o changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

     o    loss of key personnel;

     o the effects of mergers, acquisitions and divestitures, including, without limitation, the Winterthur International acquisition;

     o    changes in rating agency policies or practices;

     o    changes in accounting policies or practices;

     o changes in general economic conditions, including inflation, foreign currency exchange rates and other factors; and

     o the effects of business disruption or economic contraction due to terrorism or other hostilities.

     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference herein or elsewhere. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy and information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website that contains reports, proxy and information statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that XL Capital files after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. The information that XL Capital files after the date of this prospectus with the SEC will automatically update and supersede this information. XL Capital incorporates by reference into this prospectus the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     o annual report on Form 10-K for the year ended December 31, 2000, filed on March 29, 2001;

     o quarterly reports on Form 10-Q for the periods ended March 31, 2001, filed on May 15, 2001, June 30, 2001, filed on August 14, 2001 and September 30, 2001, filed on October 29, 2001;

     o current reports on Form 8-K dated February 16, 2001, filed on February 23, 2001, dated May 17, 2001, filed on May 18, 2001, dated May 18,
          2001, filed on May 18, 2001, dated July 25, 2001, filed on July 27, 2001, dated July 25, 2001, filed on August 9, 2001, dated September 4, 2001, filed on September 5, 2001, dated September 7, 2001, filed on September 11, 2001, dated September 13, 2001, filed on September 17, 2001, dated October 4, 2001, filed on October 4, 2001, dated October 29, 2001, filed on October 29, 2001 and dated November 1, 2001, filed on November 2, 2001; and

     o    proxy statement dated April 6, 2001, filed on April 6, 2001.

     Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.



     You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents, and our Articles of Association and Memorandum of Association, at no cost, by writing or telephoning us at the following:

                  Investor Relations
                  XL Capital Ltd
                  XL House
                  One Bermudiana Road
                  Hamilton, Bermuda HM11
                  Telephone: (441) 292-8515

     Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should consider carefully the information set forth in this prospectus under the heading "Risk Factors" and the documents incorporated in this prospectus by reference. All selling securityholders must deliver a prospectus at or prior to the time of any sale of the LYONs or the ordinary shares issuable upon conversion of the LYONs. In this prospectus, unless the context requires otherwise, "XL Capital," "we," "us," and "our" refer to XL Capital Ltd and its subsidiaries.

                                   XL Capital

     We are a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

     We were incorporated with limited liability under the Cayman Islands Companies Law on March 16, 1998, as EXEL Merger Company Ltd. We were formed as a result of the merger of EXEL Merger Company Ltd, EXEL Limited and Mid Ocean Limited on August 7, 1998, and were renamed EXEL Limited on that date. This merger was accounted for as a purchase business combination. EXEL and Mid Ocean were companies that were incorporated in the Cayman Islands in 1986 and 1992, respectively. At a special general meeting held on February 1, 1999, the shareholders of EXEL Limited approved a resolution changing the name of EXEL Limited to XL Capital Ltd.

     On June 18, 1999, we merged with NAC Re Corp., a Delaware corporation that was organized in 1985, in a stock merger. The NAC merger was accounted for as a pooling of interests under U.S. generally accepted accounting principles. Accordingly, all prior period information contained or incorporated by reference in this prospectus includes the results of NAC as though it had always been a part of XL Capital. Following the merger, we changed our fiscal year end from November 30 to December 31 as a conforming pooling adjustment. On July 25, 2001, we completed the acquisition of certain of the operations of Winterthur International from Winterthur Swiss Insurance Company, an indirect subsidiary of the Credit Suisse Group. Although the Winterthur International acquisition closed on July 25, 2001, it will be given effect as if it closed on July 1, 2001.

     We are incorporated in the Cayman Islands. Our principal executive offices are located at XL House, One Bermudiana Road, Hamilton, Bermuda HM11. Our telephone number is (441) 292-8515. Our website is www.xlcapital.com. The information contained on our website is not incorporated by reference into this prospectus.

                                  The Offering

LYONs........................ $508,842,000 aggregate principal amount at maturity, subject to adjustments for contingent additional principal, of LYONs due September 7, 2021. We will not pay cash interest on the LYONs prior to maturity unless contingent cash interest becomes payable, as described below.

Issue Price.................. Each LYON was issued at a price of $565.01 per LYON and a principal amount at maturity of $1,000, subject to adjustments for any contingent additional principal that may accrue.

Maturity of LYONs............ September 7, 2021.

Yield to Maturity............ 2.875% per year, computed on a semiannual bond equivalent basis, calculated from September 7, 2001, excluding any contingent cash interest and contingent additional principal.

Ranking...................... The LYONs are unsecured and unsubordinated obligations of XL Capital and rank equal in right of payment with all of the other unsecured and unsubordinated indebtedness of XL Capital.

Conversion Rights............ Holders may convert their LYONs into our ordinary shares at the applicable conversion rate, subject to adjustment under certain circumstances, at the following times prior to stated maturity:

                              (i) during any conversion period if the closing sale prices of our ordinary shares for a period of at least 20 trading days in the 30 consecutive trading-day period ending on the first day of such conversion period is more than 110% of the Accreted Conversion Price per Ordinary Share on the first day of the conversion period. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter;

                              (ii) during the five consecutive trading-day period beginning 10 business days following any 10 consecutive trading-day period in which the average of the trading prices (as defined in this prospectus) for a LYON was less than 95% of the average closing sale prices of our ordinary shares multiplied by the number of ordinary shares into which such LYON is convertible for that period; provided, however, that if at conversion, the closing price of the ordinary shares is greater than 100% of the Accreted Conversion Price but less than or equal to 110% of the Accreted Conversion Price, then the holders will receive, in lieu of ordinary shares based on the applicable conversion rate, cash or ordinary shares, or a combination of both cash and ordinary shares, with a value equal to the then Accreted Value of the LYONs;

                              (iii) if the LYONs have been called for
                              redemption;

                              (iv) during such period, if any, that the credit rating assigned to the LYONs by Standard & Poor's Ratings Services, a division of McGraw-Hill Companies, Inc., is below BBB+ or if such rating agency is not then rating the LYONs; and

                              (v) upon the occurrence and continuance of specified corporate transactions described under "Description of LYONs--Conversion Upon Specified Corporate Transactions."

                              For each LYON surrendered for conversion, a holder will receive 5.277 ordinary shares. This is equivalent to an initial conversion price of $107.07 per Ordinary Share based on the issue price of the LYONs. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued interest. Upon conversion, holders will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the ordinary shares received by holders on conversion. LYONs called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date.

                              The "Accreted Conversion Price" of a LYON as of any date means the Accreted Value of a LYON divided by the number of ordinary shares issuable upon conversion of such LYON on that date.

                              The "Accreted Value" of a LYON as of any date means the sum of (i) the issue price of a LYON,
                              (ii) accrued original issue discount as of such date and (iii) accrued contingent additional principal, if any, as of such date (excluding any contingent cash interest that becomes payable).

Contingent Cash Interest......We will pay contingent cash interest to the holders of LYONs during any six-month period commencing after September 7, 2004, if the average market price of a LYON for the five consecutive trading-day measurement period ending on the third trading day immediately preceding the first day of the applicable six-month period equals at least 120% of the Accreted Value for such LYON on the day immediately preceding the relevant six-month period.

                              The contingent cash interest payable per LYON in respect of any quarterly period will equal the greater of (i) $.46 multiplied by 5.277 or (ii) any regular cash dividends paid by us per share on our ordinary shares during that quarterly period, multiplied by the then applicable conversion rate. Notwithstanding the above, if we declare a dividend on our ordinary shares for which the record date falls prior to the first day of a six-month period but the payment date for such dividend falls within that six-month period, then the five consecutive trading-day measurement period for determining the average market price of a LYON will be the five consecutive trading-day measurement period ending on the third trading day immediately preceding such record date.

                              Contingent cash interest, if any, will accrue and be payable to holders of LYONs as of the 15th day preceding the last day of the relevant six-month period, or, if we pay a regular cash dividend on our ordinary shares during a quarter within the relevant six-month period, to holders of LYONs as of the record date for the related ordinary shares dividend. If we only pay a regular cash dividend on our ordinary shares during one quarter within the relevant six-month period, the remaining contingent cash interest will accrue and be payable as of the 15th day preceding the last day of the relevant six-month period. We will make contingent cash interest payments on the last day of the relevant six-month period or, if we pay a regular cash dividend on our ordinary shares during the relevant six-month period, on the payment date for the related ordinary shares dividend. The original issue discount will continue to accrue at the yield to maturity whether or not contingent cash interest is paid or any contingent additional principal accrues.

Contingent Additional
  Principal.................. On September 7, 2002 and September 7, 2003, if the
                              price of our ordinary shares is at or below specified share price thresholds based on a measurement period prior to that date, then contingent additional principal will accrue on the LYONs beginning on such date at a rate of either .50% or .645% per year for a period of one year, in accordance with the schedule set forth below (computed on a semi-annual bond equivalent basis). The applicable measurement period prior to each date is the 30 consecutive trading days ending three trading-days prior to September 7, 2002 and September 7, 2003, as the case may be, and the price for at least 20 trading-days during that 30 consecutive trading-day period. No contingent additional principal will accrue after September 7, 2004.

                                             September 7, 2002

                              Ordinary Share Price Threshold                  Contingent
                              (expressed as a percentage of the Accreted)     Additional                  Adjusted
                                Conversion Price of the LYONs)                Principal                     Yield

                              Equal to or less than 69% and greater
                              than 65%                                           .50%                       3.375%

                              Equal to or less than 65%                          .645%                      3.520%

                                              September 7, 2003

                              Ordinary Share Price Threshold                  Contingent
                              (expressed as a percentage of the Accreted)     Additional                  Adjusted
                              Conversion Price of the LYONs)                  Principal                     Yield


                              Equal to or less than 75% and greater
                              than 72%                                           .50%                       3.375%

                              Equal to or less than 72%                          .645%                      3.520%

Redemption of LYONs at Our
  Option....................  On or after September 7, 2004, we may redeem for cash all or part of the LYONs at any time, upon not less than 15 nor more than 60 days' notice by mail to holders of the LYONs, for a price equal to the Accreted Value plus accrued and unpaid contingent cash interest, if any, to the redemption date.

Repurchase of LYONs by XL
  Capital at the Option of
  the Holder................  Holders may require us to purchase all or a portion of their LYONs on the following dates at the following prices (these prices would be increased by accrued contingent additional principal and accrued and unpaid contingent cash interest, if any):

                              o on September 7, 2002 for a price equal to $581.37 per LYON;

                              o on September 7, 2003 for a price equal to $598.21 per LYON;

                              o on September 7, 2004 for a price equal to $615.53 per LYON;

                              o on September 7, 2006 for a price equal to $651.69 per LYON;

                              o on September 7, 2008 for a price equal to $689.98 per LYON;

                              o on September 7, 2011 for a price equal to $751.67 per LYON; and

                              o on September 7, 2016 for a price equal to $866.99 per LYON.

                              We may choose to pay the repurchase price in cash or ordinary shares or a combination of cash and ordinary shares. If we elect to pay the repurchase price in ordinary shares or a combination of cash and ordinary shares, we must notify holders not less than 20 days prior to the repurchase date. The ordinary shares will be valued at 100% of the average closing sales prices of our ordinary shares for the five consecutive trading-day measurement period ending on the third day prior to the repurchase date.

Change in Control............ If XL Capital undergoes a Change in Control (as defined in this prospectus), you will have the option to require us to repurchase all of your LYONs not previously called for redemption or any portion thereof for cash or, at our option, ordinary shares (which will be valued at 95% of the average closing sale prices of our ordinary shares for the five consecutive trading days immediately preceding the third trading day prior to the repurchase date). We will pay a repurchase price equal to the Accreted Value plus accrued and unpaid contingent cash interest, if any, on such repurchase date.

Events of Default............ If there is an event of default on the LYONs, an amount equal to the Accreted Value plus accrued and unpaid contingent cash interest, if any, may be declared immediately due and payable in some circumstances.

                              The following are events of default with respect to the LYONs (references in this section to "our" means XL Capital Ltd and not any of its subsidiaries):

                              o our failure for 30 days to pay when due and payable any contingent cash interest, additional amounts (as defined in the Indenture) or liquidated damages pursuant to the registration rights agreement, dated September 7, 2001 between XL Capital Ltd and Merrill Lynch & Co., Inc., as initial purchaser (the "Registration Rights Agreement"), in each case due and payable on the LYONs;

                              o our failure to pay principal of the LYONs
                              (including any contingent additional principal, if any) at maturity, upon redemption, repurchase or following a Change in Control, or any additional amounts in respect thereof, in each case when the same becomes due and payable;

                              o our default under any of our other instruments of indebtedness with an outstanding principal amount of $50,000,000 or more, individually or in the aggregate, which has caused the holders of such indebtedness to declare such indebtedness due and payable prior to its stated maturity;

                              o our default in the payment of principal or premium under any of our other instruments of indebtedness, which default is in an aggregate principal amount exceeding $50,000,000 and continues unremedied or unwaived for more than 30 business days;

                              o our failure to comply with any of our covenants or agreements in the LYONs or the indenture for 60 days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of all outstanding LYONs affected by that failure; and

                              o some events involving bankruptcy, insolvency or reorganization of XL Capital.

Tax.........................  The LYONs are debt instruments subject to the
                              United States federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any contingent cash interest on the LYONs, you will be required to include interest in your gross income for United States federal income tax purposes. This imputed interest, also referred to as tax original issue discount, will accrue at a rate equal to 7.04% per year, computed on a semi-annual bond equivalent basis, which represents the yield on our noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the LYONs. The rate at which the tax original issue discount will accrue for United States federal income tax purposes will exceed the stated yield of 2.875% for the accrued original issue discount and, if applicable, any adjusted yield resulting from accrued contingent additional principal.

                              You will also recognize gain or loss on the sale, exchange, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, exchange, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain Cayman Islands and United States Federal Income Tax Consequences." Each investor should consult its tax advisor regarding the federal, state, local and foreign tax consequences of an investment in the LYONs and whether an investment in the LYONs is advisable in light of the agreed upon tax treatment and the investor's particular tax situation.

Use of Proceeds.............. We will not receive any of the proceeds from the sale by any selling securityholder of the LYONs or the ordinary shares issuable upon conversion of the LYONs.

Sinking Fund................. None.

Book-Entry Form.............. The LYONs have been issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in any of the LYONs are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated LYONs, except in limited circumstances.

Trading...................... The LYONs are not listed on any securities exchange or included in any automated quotation system. Our ordinary shares are traded on the New York Stock Exchange under the symbol "XL."

                                  RISK FACTORS

     You should carefully consider the following factors and other information contained or incorporated by reference in this prospectus, including the information included in our annual report for the year ended December 31, 2000 incorporated by reference in this prospectus, before deciding to purchase any LYONs or our ordinary shares.

An active trading market for the LYONs may not develop.

     We cannot assure you that an active trading market for the LYONs will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their LYONs or the price at which holders of the LYONs will be able to sell their LYONs. Future trading prices of the LYONs will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our ordinary shares, our performance and other factors.

You should consider the United States federal income tax consequences of owning LYONs.

     The LYONs will be characterized as indebtedness for United States federal income tax purposes. Accordingly, you will be required to include interest with respect to the LYONs in your income.

     The LYONs will constitute contingent payment debt instruments. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the yield to maturity of the LYONs. You will recognize gain or loss on the sale, purchase by us at your option, exchange or redemption of a LYON in an amount equal to the difference between the amount realized on such sale, purchase by us at your option, exchange or redemption, including the fair market value of any ordinary shares received upon exchange or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, purchase by us at your option, exchange or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the LYONs is described in this prospectus under the heading "Certain Cayman Islands and United States Federal Income Tax Consequences."

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by any selling securityholder of the LYONs or the ordinary shares issuable upon conversion of the LYONs.


                       RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                     Fiscal Year Ended December 31,
                                     ------------------------------
Nine Months Ended
September 30, 2001             2000     1999      1998     1997      1996
------------------             ----     ----      ----     ----      ----

     (12.3x)                   11.0x     10.5x    18.9x     25.3x    20.0x

     We have computed the ratio of earnings to fixed charges by dividing (i) income from continuing operations before income taxes and minority interest, plus fixed charges, less equity income in unconsolidated affiliates, capitalized interest and minority interest by (ii) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), capitalized interest, minority interest and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

                  PRICE RANGE OF ORDINARY SHARES AND DIVIDENDS

     Our ordinary shares are listed and traded on the New York Stock Exchange under the symbol "XL." The following table provides, for the calendar quarters indicated, the high and low closing sales prices per share on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape and the quarterly cash dividends declared per Ordinary Share:

                                                                                              Cash Dividends
        Period                                                 High              Low             Declared
        ------                                                 ----              ---          --------------

        1999:
        First Quarter.................................         $75.188          $56.750           $0.44
        Second Quarter................................          66.500           56.750            0.44
        Third Quarter.................................          57.688           42.188            0.44
        Fourth Quarter................................          58.063           44.938            0.44

        2000:
        First Quarter.................................          55.375           39.563            0.45
        Second Quarter................................          61.000           45.750            0.45
        Third Quarter.................................          78.188           54.938            0.45
        Fourth Quarter................................          88.563           69.375            0.45

        2001:
        First Quarter.................................          88.500           67.250            0.46
        Second Quarter................................          84.100           65.400            0.46
        Third Quarter ...................................       82.010           62.000            0.46
        Fourth Quarter (through November 14, 2001).......       96.120           79.500            N/A

     The declaration and payment of future dividends by us will be at the discretion of our Board of Directors and will depend upon many factors, including our earnings, financial condition, business needs, capital and surplus requirements of our operating subsidiaries and regulatory restrictions. For a description of certain regulatory restrictions on the payment of dividends by our subsidiaries, see Note 18 of the Notes to Consolidated Financial Statements of XL Capital Ltd incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2000.

                              DESCRIPTION OF LYONS

     The LYONs were issued under an indenture (which we refer to in this prospectus as the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (which we refer to in this prospectus as the "Trustee").

     In this section, references to "XL Capital," "we," "our" or "us" refer solely to XL Capital Ltd and not its subsidiaries.

     The "Accreted Conversion Price" of a LYON as of any date shall be the Accreted Value of such LYON divided by the number of ordinary shares issuable upon conversion of the LYON on that date.

     The "Accreted Value" of a LYON as of any date shall be the sum of (i) the issue price of a LYON, (ii) accrued original issue discount to such date and
(iii) accrued contingent additional principal, if any, as of such date (excluding any contingent cash interest that becomes payable).

General

     The LYONs are unsecured and unsubordinated obligations of XL Capital, and are limited to an aggregate principal amount at maturity of $508,842,000, plus accrued contingent additional principal, if any. The LYONs will mature on September 7, 2021. The LYONs rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The LYONs are payable at the office of the Paying Agent, which initially will be an office or agency of the Trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

     The LYONs were offered at a substantial discount from their principal amount at maturity. Except as described below under "--Contingent Cash Interest," we will not make periodic payments of interest on the LYONs. Each LYON was issued at an issue price of $565.01 per LYON. However, the LYONs will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a LYON. Original issue discount was calculated on a semi-annual bond equivalent basis at the yield to maturity of the LYONs, using a 360-day year comprised of twelve 30-day months. The issue date for the LYONs and the commencement date for the accrual of original issue discount is September 7, 2001.

     You have the option to convert your LYONs into our ordinary shares at a conversion rate of 5.277 ordinary shares per LYON. This is equivalent to an initial conversion price of $107.07 per Ordinary Share based on the issue price of the LYONs. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only ordinary shares. You will not receive any cash payment for accrued contingent additional principal, if any, to the conversion date.

     The LYONs are debt instruments subject to the contingent payment debt regulations. The LYONs were issued with original issue discount for United States federal income tax purposes. Even if we do not pay any contingent cash interest on the LYONs, holders will be required to include accrued tax original issue discount in their gross income for United States federal income tax purposes. The rate at which the tax original issue discount will accrue will exceed the stated yield of 2.875% for the accrued original issue discount and, if applicable, any adjusted yield resulting from accrued contingent additional principal. In addition, a holder will also recognize gain or loss on the sale, exchange, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and a holders' adjusted tax basis in the LYON. Any gain recognized by a holder on the sale, exchange, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain Cayman Islands and United States Federal Income Tax Considerations."

     Each investor should consult its tax advisor regarding the federal, state, local and foreign tax consequences of an investment in the LYONs and whether an investment in the LYONs is advisable in light of the agreed upon tax treatment and the investor's particular tax situation.

     Maturity, conversion, purchase by us at the option of a holder or redemption of a LYON at our option will cause original issue discount, contingent cash interest, if any, and contingent additional principal, if any, to cease to accrue on such LYON. We may not reissue a LYON that has matured or been converted, purchased by us at your option, redeemed or otherwise canceled, except for registration of transfer, exchange or replacement of such LYON.

Contingent Cash Interest

     Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of LYONs during any six-month period commencing after September 7, 2004, if the average market price of a LYON for the five consecutive trading-day measurement period ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the Accreted Value of such LYON to the day immediately preceding the first day of the applicable six-month period. See "--Redemption Rights" for some of these values. Notwithstanding the above, if we declare a dividend on our ordinary shares for which the record date for such dividend falls prior to the first day of a six-month period but the payment date for such dividend falls within such six-month period, then the five consecutive trading-day measurement period for determining the average market price of a LYON will be the five consecutive trading-day measurement period ending on the third trading day immediately preceding such record date.

     During any period when contingent cash interest shall be payable, the contingent cash interest payable per LYON in respect of any quarterly period will equal the greater of (i) $.46 multiplied by 5.277 or (ii) any regular cash dividends paid by us per share on our ordinary shares during that quarterly period multiplied by the then applicable conversion rate.

     Contingent cash interest, if any, will accrue and be payable to holders of LYONs as of the 15th day preceding the last day of the relevant six-month period, or, if we pay a regular cash dividend on our ordinary shares during a quarter within the relevant six-month period, to holders of LYONs as of the record date for the related ordinary shares dividend. If we only pay a regular cash dividend on our ordinary shares during one quarter within the relevant six-month period, the remaining contingent cash interest will accrue and be payable as of the 15th day preceding the last day of the relevant six-month period. We will make contingent cash interest payments on the last day of the relevant six-month period or, if we pay a regular cash dividend on our ordinary shares during the relevant six-month period, on the payment date for the related ordinary shares dividend. The original issue discount will continue to accrue at the yield to maturity whether or not contingent cash interest is paid or any contingent additional principal accrues.

     Regular cash dividends mean quarterly or other periodic cash dividends on our ordinary shares as declared by our Board of Directors as part of its cash dividend payment practices and that are not designated by it as extraordinary or special or other nonrecurring dividends.

     The market price of a LYON on any date of determination means the average of the secondary market bid quotations per LYON obtained by the bid solicitation agent for $10.0 million principal amount at maturity of

LYONs at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

     o at least three such bids are not obtained by the bid solicitation agent; or

     o in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs,

then the market price of the LYON will equal (a) the then applicable conversion rate of the LYONs multiplied by (b) the average sale price of our ordinary shares for the five consecutive trading-day measurement period ending on such determination date, appropriately adjusted.

     The bid solicitation agent will initially be State Street Bank and Trust Company. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the LYONs. Bid solicitations shall be obtained in accordance with the procedures set forth in the definition of "trading price" under "--Conversion Rights--Conversion Upon Satisfaction of LYON Trading Price Condition" below.

     Upon determination that LYON holders will be entitled to receive contingent cash interest during a relevant six-month period, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time. We will pay contingent cash interest on the LYONs by wire transfer of federal (same day) funds or check mailed to the address of the registered holders of LYONs as of the record date relating to the relevant contingent cash interest payment date.

Contingent Additional Principal

     On September 7, 2002 and September 7, 2003, if the price of our ordinary shares is at or below specified share price thresholds based on a measurement period prior to that date, then contingent additional principal will accrue on the LYONs beginning on such date at a rate of either .50% or .645% per year (computed on a semi-annual bond equivalent basis) for a period of one year, in accordance with the schedule set forth below. The applicable measurement period prior to each date is the 30 consecutive trading-day period ending three trading days prior to September 7, 2002 and September 7, 2003, as the case may be, and the price of our ordinary shares is based on the closing price for at least 20 trading days during that 30 consecutive trading-day period. No contingent additional principal will accrue after September 7, 2004.


                                September 7, 2002
                                -----------------

Ordinary Share Price Threshold                        Contingent
(expressed as percentage of the Accreted              Additional     Adjusted
Conversion Price of the LYONs)                         Principal       Yield

Equal to or less than 69% and greater than 65%           .50%        3.375%

Equal to or less than 65%                                .645%       3.520%

                                September 7, 2003
                                -----------------

Ordinary Share Price Threshold                       Contingent
(expressed as percentage of the Accreted             Additional      Adjusted
Conversion Price of the LYONs)                        Principal        Yield


Equal to or less than 75% and greater than 72%          .50%         3.375%

Equal to or less than 72%                               .645%        3.520%

     In the event that any contingent additional principal accrues on the LYONs, the principal amount at maturity of the LYONs will exceed the initial principal amount at maturity of $1,000 per LYON. Contingent additional principal will be calculated on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

     In the event that any contingent additional principal accrues on the LYONs, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time. We shall also notify the Trustee annually in writing, at such time that we file with the Trustee our annual reports or other information or documents pursuant to the Indenture, of any accrual of contingent additional principal and the resulting increase in the principal amount at maturity per LYON. Following its receipt of such notice, the Trustee shall provide such information to DTC for dissemination to its participants.



Redemption Rights

     We must repay the LYONs at their stated maturity on September 7, 2021 unless earlier redeemed. The circumstances in which we may, or we are required to, redeem the LYONs prior to their stated maturity are described below.

     We will have the right to redeem the LYONs in whole or in part, at any time or from time to time, on or after September 7, 2004 upon not less than 15 but not more than 60 days' notice by mail, for a cash price equal to the Accreted Value plus accrued and unpaid contingent cash interest, if any, up to the redemption date.

     The table below shows the redemption prices of a LYON on September 7, 2004, at each September 7 thereafter prior to maturity and at stated maturity on September 7, 2021. These prices reflect the issue price plus accrued original issue discount to the redemption date and assumes no contingent additional principal or contingent cash interest is payable. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

                                                                         (2)                           (3)
                                           (1)                    Accrued Original                 Redemption
Redemption Date                        Issue Price                 Issue Discount                Price (1) + (2)
---------------                        -----------                 --------------                ---------------

September 7, 2004                        $565.01                        $50.52                      $615.53
September 7, 2005                        $565.01                        $68.34                      $633.35
September 7, 2006                        $565.01                        $86.68                      $651.69
September 7, 2007                        $565.01                       $105.55                      $670.56
September 7, 2008                        $565.01                       $124.97                      $689.98
September 7, 2009                        $565.01                       $144.95                      $709.96
September 7, 2010                        $565.01                       $165.51                      $730.52
September 7, 2011                        $565.01                       $186.66                      $751.67
September 7, 2012                        $565.01                       $208.43                      $773.44
September 7, 2013                        $565.01                       $230.82                      $795.83
September 7, 2014                        $565.01                       $253.87                      $818.88
September 7, 2015                        $565.01                       $277.58                      $842.59
September 7, 2016                        $565.01                       $301.98                      $866.99
September 7, 2017                        $565.01                       $327.09                      $892.10
September 7, 2018                        $565.01                       $352.92                      $917.93
September 7, 2019                        $565.01                       $379.50                      $944.51
September 7, 2020                        $565.01                       $406.85                      $971.86
September 7, 2021                        $565.01                       $434.99                    $1,000.00


     If we decide to redeem fewer than all of the outstanding LYONs, unless the procedures of DTC provide otherwise, the Trustee will select the LYONs to be redeemed by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate.

     If the Trustee selects a portion of your LYONs for partial redemption and you convert a portion of the same LYONs, the converted portion will be deemed to be from the portion selected for redemption. Each LYON will be redeemed in whole.

     In the event of any redemption in part, we will not be required to:

     o issue, register the transfer of or exchange any LYON during a period beginning at the opening of business 15 days before any selection of LYONs for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of LYONs to be so redeemed; or

     o register the transfer of or exchange any LYON so selected for redemption, in whole or in part, except the unredeemed portion of any LYON being redeemed in part.

Conversion Rights

     Subject to the conditions described below, holders may convert their LYONs into our ordinary shares at a conversion ratio of 5.277 ordinary shares per $1,000 principal amount at maturity of LYONs (equivalent to an initial conversion price of $107.07 per Ordinary Share). The conversion ratio and the equivalent conversion price in effect at any given time are referred to in this prospectus as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. If a LYON has been called for redemption, holders will be entitled to convert such LYON from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder's LYONs so long as the LYONs converted are an integral multiple of $1,000 principal amount.

     Holders may surrender their LYONs for conversion into our ordinary shares, at the following times, prior to stated maturity:

     o during any conversion period (as defined below) if the closing sale prices of our ordinary shares for a period of at least 20 trading days in the 30 consecutive trading-day period ending on the first day of such conversion period is more than 110% of the Accreted Conversion Price per Ordinary Share on the first day of the conversion period; or

     o during the five consecutive trading-day period beginning 10 business days following any 10 consecutive trading-day period in which the average of the trading prices (as defined below) for a LYON was less than 95% of the average closing sales prices of our ordinary shares multiplied by the number of ordinary shares into which such LYON is convertible for that period, then the LYONs are convertible into ordinary shares at the conversion rate; provided, however, if at conversion, the closing price of the ordinary shares is greater than 100% of the Accreted Conversion Price but less than or equal to 110% of the Accreted Conversion Price, then the holders will receive, in lieu of ordinary shares based on the applicable conversion rate, cash or ordinary shares, or a combination of both cash and ordinary shares, with a value equal to the then Accreted Value of the LYONs on the conversion date (the "Accreted Value Conversion"); or

     o    if we have called such holders' LYONs for redemption; or

     o during such period, if (i) the credit rating assigned to the LYONs by Standard & Poor's is below BBB+ or (ii) if such rating agency (or its successor) is not rating the LYONs; or

     o upon the occurrence and continuance of specified corporate transactions discussed below under "--Conversion Upon Specified Corporate Transactions."

Conversion Upon Satisfaction of Ordinary Shares Market Price Condition

     A holder may surrender any of its LYONs for conversion into our ordinary shares during any conversion period if the closing sale prices of our ordinary shares on the principal national securities exchange on which the ordinary shares are listed, for a period of at least 20 trading days in the 30 consecutive trading-day period ending on the first day of such conversion period, is more than 110% of the Accreted Conversion Price per Ordinary Share on the first day of the conversion period. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter.

     The conversion agent, which is State Street Bank and Trust Company, will, on our behalf, determine daily if the LYONs are convertible as a result of the market price of our ordinary shares and notify us and the Trustee.

Conversion Upon Satisfaction of LYON Trading Price Condition

     A holder may surrender any of its LYONs for conversion into our ordinary shares during the five consecutive trading-day period beginning 10 business days following any 10 consecutive trading-day period in which the average of the trading prices for a LYON was less than 95% of the average closing sales prices of our ordinary shares multiplied by the number of ordinary shares into which such LYON is convertible for that period; provided, however, that if at conversion, the closing price of the ordinary shares is greater than 100% of the Accreted Conversion Price but less than or equal to 110% of the Accreted Conversion Price, then the holders will receive, in lieu of ordinary shares based on the applicable conversion rate, cash or ordinary shares, or a combination of both cash and ordinary shares, with a value equal to the then Accreted Value of the LYONs on the conversion date. If there is an Accreted Value Conversion, we may choose to pay the Accreted Value in cash or ordinary shares or a combination of cash and ordinary shares, in which event the ordinary shares will be valued at 100% of the average closing sales prices for the five consecutive trading-day measurement period ending on the third day prior to the date of conversion. If we elect to pay all or a portion of the Accreted Value upon an Accreted Value Conversion in ordinary shares, we must notify holders not less than five business days prior to the beginning of the five day period in which holders can convert pursuant to an Accreted Value Conversion.

     The "trading price" of the LYONs on any date of determination means the average of the secondary market bid quotations per LYON obtained by State Street Bank and Trust Company for $10,000,000 principal amount at maturity of the LYONs at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by State Street Bank and Trust Company, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by State Street Bank and Trust Company, this one bid shall be used. If State Street Bank and Trust Company cannot reasonably obtain at least one bid for $10,000,000 principal amount at maturity of the LYONs from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs, then the trading price of the LYONs will equal (a) the then-applicable conversion rate of the LYONs multiplied by (b) the closing price on the New York Stock Exchange of our ordinary shares on such determination date; provided that State Street Bank and Trust Company shall not determine the trading price of the LYONs unless requested by us to do so; and provided, further, that we shall have no obligation to make such request unless a holder of LYONs provides us with reasonable evidence that the trading price of the LYONs may be less than 95% of the average sales price of our ordinary shares multiplied by the number of ordinary shares into which such LYONs are convertible for that period (the "parity value"); and at which time, we shall instruct State Street Bank and Trust Company to determine the trading price of the LYONs beginning on the next trading day and on each successive trading day until the trading price is greater or equal to 95% of the parity value of the LYONs. State Street Bank and Trust Company shall be entitled to all of the rights of the trustee set forth in the Indenture in connection with any such determination. Any such determination shall be conclusive absent manifest error. A conversion period will be the five consecutive trading-day period beginning 10 business days following the 10th consecutive trading day on which the average of the trading prices of a LYON was less than 95% of the parity value for that period.

Conversion Upon Notice of Redemption

     A holder may surrender for conversion any of the LYONs called for redemption at any time prior to the close of business one business day prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a repurchase notice or a change in control repurchase notice with respect to a LYON, however, the holder may not surrender that LYON for conversion until the holder has withdrawn the notice in accordance with the Indenture.

Conversion Upon Credit Rating Event

     A holder may surrender any of its LYONs for conversion during any period in which the credit rating assigned to the LYONs by Standard & Poor's (or its successors) is below BBB+, if the credit rating assigned to the LYONs is suspended or withdrawn by such rating agency (or its successor) or if such rating agency is not then rating the LYONs.

Conversion Upon Specified Corporate Transactions

     Even if the market price condition described above has not occurred, if we elect to:

     o distribute to all holders of our ordinary shares certain rights entitling them to purchase, for a period expiring within 60 days, ordinary shares at less than the quoted price at the time; or

     o distribute to all holders of our ordinary shares our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 12.5% of the closing price of ordinary shares on the business day preceding the declaration date for such distribution, we must notify the holders of LYONs at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their LYONs for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our ordinary shares would be converted into cash, securities or other property, a holder may surrender LYONs for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our ordinary shares are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a LYON into ordinary shares will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its LYONs immediately prior to the transaction. If the transaction also constitutes a "Change in Control," as defined below, the holder can require us to repurchase all or a portion of its LYONs as described under "--Change in Control."

     The initial conversion rate is 5.277 ordinary shares for each LYON. This is equivalent to an initial conversion price of $107.07 per Ordinary Share based on the issue price of the LYONs. On conversion of a LYON, a holder will not receive any cash payment except for cash to account for fractional shares and accrued and unpaid contingent cash interest, as described below. Our delivery to the holder of the full number of ordinary shares into which the LYON is convertible, together with any cash payment for such holder's fractional shares, will be deemed:

     o to satisfy our obligation to pay the principal amount at maturity of the LYON; and

     o to satisfy our obligation to pay accrued original issue discount, contingent additional principal, if any, and accrued tax original issue discount.

     As a result, accrued original issue discount, contingent additional principal, if any, and accrued tax original issue discount are deemed to be paid in full rather than canceled, extinguished or forfeited.

     If contingent cash interest is payable to holders of LYONs during any particular six-month period, and such LYONs are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such LYONs at the close of business on the accrual or record date will receive the contingent cash interest payable on such LYONs on the corresponding interest payment date notwithstanding the conversion. Such LYONs, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of LYONs so converted, unless such LYONs have been called for redemption, in which case no such payment shall be required.

     The conversion rate will not be adjusted for accrued original issue discount, contingent additional principal, if any, or any contingent cash interest. A certificate for the number of full ordinary shares into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

     If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the LYONs are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, convert the LYON into ordinary shares. You may obtain copies of the required form of the conversion notice from the conversion agent.

     Upon a conversion, based on our treatment of the LYONs for United States federal income tax purposes, as discussed above, a holder will also recognize gain or loss on the sale, exchange, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and a holders' adjusted tax basis in the LYONs. Any gain recognized by a holder on the sale, exchange, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. For a more detailed discussion, see "Certain Cayman Islands and United States Federal Income Tax Consequences."

     The conversion rate will be subject to adjustment upon the following events:

     o the payment of dividends and other distributions to all holders of our ordinary shares payable exclusively in our ordinary shares on our ordinary shares;

     o the issuance to all holders of our ordinary shares of rights or warrants that allow the holders to purchase ordinary shares at less than the current market price; provided that no adjustment will be made if holders of the LYONs may participate in the transaction on a basis and with notice that our Board of Directors determines to be fair and appropriate or in some other cases;

     o    subdivisions or combinations of our ordinary shares;

     o the payment of dividends and other distributions to all holders of our ordinary shares consisting of our debt, securities or assets or certain rights to purchase our securities, except for those rights or warrants referred to in the second bullet clause above and dividends and other distributions paid exclusively in cash, provided that no adjustment will be made if all holders of the LYON may participate in the transactions;

     o the payment to holders of our ordinary shares in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our ordinary shares to the extent that the offer involves aggregate consideration that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our ordinary shares consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all holders of our ordinary shares made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our ordinary shares on the expiration date of the tender offer; and

     o the distribution to all or substantially all holders of our ordinary shares of all-cash distributions in an aggregate amount that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our ordinary shares consummated within the preceding 12 months not triggering a conversion price adjustment and
          (2) all other all-cash distributions to all or substantially all holders of our ordinary shares made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our ordinary shares on the business day immediately preceding the day on which we declare the distribution.

     There shall not be any adjustment to the conversion rate as a result of:

     o    the issuance of rights;

     o    the distribution of separate certificates representing rights;

     o the exercise or redemption of rights in accordance with any rights agreement; or

     o    the termination or invalidation of rights

in each case, pursuant to our Rights Plan dated as of September 1998 filed as an exhibit to our annual report for the year ended December 31, 2000 which is incorporated herein by reference or any other rights plan of XL Capital.

     The applicable conversion price will not be adjusted:

     o upon the issuance of any ordinary shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of XL Capital and the investment of additional optional amounts in ordinary shares under any plan;

     o upon the issuance of any ordinary shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by XL Capital or any of its subsidiaries; or

     o upon the issuance of any ordinary shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the LYONs were first issued.

     We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any ordinary shares, or securities convertible into or exchangeable for ordinary shares.

Repurchase Rights

     Holders have the right to require us to repurchase the LYONs on September 7, 2002, September 7, 2003, September 7, 2004, September 7, 2006, September 7, 2008, September 7, 2011 and September 7, 2016, each a repurchase date. We will be required to repurchase any outstanding LYONs for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related LYONs. Our repurchase obligation will be subject to some additional conditions.

     The repurchase price of a LYON will be as set forth below, plus, if applicable, accrued contingent additional principal and accrued and unpaid contingent cash interest, if any:

     o    $581.37 per LYON on September 7, 2002

     o    $598.21 per LYON on September 7, 2003

     o    $615.53 per LYON on September 7, 2004

     o    $651.69 per LYON on September 7, 2006

     o    $689.98 per LYON on September 7, 2008

     o    $751.67 per LYON on September 7, 2011

     o    $866.99 per LYON on September 7, 2016

     The repurchase prices shown above are equal to the issue price plus accrued original discount to the purchase date. We may choose to pay the repurchase price in cash or ordinary shares or any combination of cash and ordinary shares. For a discussion of the tax treatment of a holder receiving cash, ordinary shares or any combination thereof, see "Certain Cayman Islands and United States Federal Income Tax Consequences."

     If we choose to pay the repurchase price in whole or in part in ordinary shares or a combination of cash and ordinary shares, we will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (i.e., if no notice is given, we will pay the repurchase price with cash), stating, among other things:

     o whether we will pay the repurchase price of the LYONs in cash, in ordinary shares, or any combination thereof, specifying the percentages of each;

     o if we elect to pay with ordinary shares, the method of calculating the price of our ordinary shares; and

     o the procedures that holders must follow to require us to repurchase their LYONs.

     If we pay with ordinary shares, they will be valued at 100% of the average closing sales prices of our ordinary shares for the five consecutive trading-day measurement period ending on the third trading day prior to the repurchase date.

     Upon determination of the actual number of ordinary shares to be issued upon repurchase of the LYONs, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

     A holder's notice electing to require us to repurchase such holder's LYONs must state:

     o if certificated LYONs have been issued, the LYONs certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

     o the portion of the principal amount of LYONs to be repurchased, in multiples of $1,000;

     o that the LYONs are to be repurchased by us pursuant to the applicable provisions of the LYONs; and

     o in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in ordinary shares, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in ordinary shares is not satisfied prior to the close of business on the last day prior to the repurchase date, as described below, whether the holder elects:

          1. to withdraw the repurchase notice as to some or all of the LYONs to which it relates, or

          2. to receive cash in respect of the entire repurchase price for all LYONs or portions of LYONs subject to the repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all LYONs subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of our ordinary shares, see "Certain Cayman Islands and United States Federal Income Tax Consequences."

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last day prior to the repurchase date. The notice of withdrawal must state:

     o    the principal amount of the withdrawn LYONs;

     o if certificated LYONs have been issued, the certificate numbers of the withdrawn LYONs, or if not certificated, your notice must comply with appropriate DTC procedures; and

     o the principal amount, if any, which remains subject to the repurchase notice.

     If we elect to pay the repurchase price, in whole or in part, in ordinary shares, the number of ordinary shares to be delivered by us will be equal to the portion of the repurchase price to be paid in ordinary shares divided by the market price of one of our ordinary shares as determined by us in our repurchase notice. We will pay cash based on the market price for all fractional shares.

     The "market price" means the average of the sale prices of our ordinary shares for the five consecutive trading-day measurement period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day during the five consecutive trading-day measurement period and ending on the repurchase date, of some events that would result in an adjustment of the conversion rate with respect to our ordinary shares.

     The "sale price" of our ordinary shares on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported on the NYSE or, if the ordinary shares are not listed on the NYSE, then on the principal other U.S. national or regional securities exchange on which our ordinary shares are traded or, if our ordinary shares are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq system.

     Because the market price of our ordinary shares is determined prior to the applicable repurchase date, holders of LYONs bear the market risk with respect to the value of our ordinary shares to be received from the date the market price is determined to the repurchase date. We may pay the repurchase price or any portion of the repurchase price in ordinary shares only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of ordinary shares to be paid upon redemption of the LYONs, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

     A holder must either effect book-entry transfer or deliver the LYONs, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment on the repurchase date or the time of book-entry transfer or the delivery of the LYONs. If the paying agent holds money or securities sufficient to pay the repurchase price of the LYONs on the business day following the repurchase date, then:

     o    the LYONs will cease to be outstanding;

     o original issue discount and interest, including any contingent cash interest, will cease to accrue; and

     o    all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the LYONs is made or whether or not the LYONs are delivered to the paying agent.

     We will comply with the provisions of Rules 13e-4, 14e-1 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to repurchase the LYONs at your option.

Ranking

     The LYONs are unsecured and unsubordinated obligations of XL Capital and rank equal with all of its existing and future unsecured and unsubordinated indebtedness.

     We currently conduct substantially all our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including cash payments on the LYONs. For a description of certain regulatory restrictions on the payment of dividends by our subsidiaries, see Note 18 of the Notes to Consolidated Financial Statements of XL Capital incorporated by reference to our annual report for the year ended December 31, 2000. In addition, holders of the LYONs have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. As of September 30, 2001, our subsidiaries had approximately $705.0 million of indebtedness, without giving effect to the anticipated use of proceeds, to which the LYONs would have been structurally subordinated.

Change in Control

     If a Change in Control as defined below occurs, a holder of LYONs will have the right, at its option, to require us to repurchase all of its LYONs not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to the Accreted Value plus accrued and unpaid contingent cash interest, if any, to the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in ordinary shares valued at 95% of the average of the closing sales prices of our ordinary shares for the five consecutive trading-day measurement period immediately preceding the third trading day prior to the repurchase date. We may only pay the repurchase price in our ordinary shares if we satisfy the conditions provided in the Indenture.

     Within 30 days after the occurrence of a Change in Control, we are obligated to give to the holders of the LYONs notice of the Change in Control and of the repurchase right arising as a result of the Change in Control. We must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, a holder of the LYONs must deliver on or before the 30th day after the date of our notice irrevocable written notice to the Trustee of the holder's exercise of its repurchase right, together with the LYONs with respect to which the right is being exercised. We are required to repurchase the LYONs on the date that is 45 days after the date of our notice.

     Under the Indenture, a "change in control" is deemed to have occurred at such time as:

     (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of XL Capital's capital stock entitling the person to exercise 50% or more of the total voting power of all shares of XL Capital's capital stock that is entitled to vote generally in elections of directors, other than an acquisition by XL Capital, any of XL Capital's subsidiaries or any of XL Capital's employee benefit plans and other than any transaction contemplated by the second bullet point of clause (2) below; or

     (2) XL Capital merges or consolidates with or into any other person (other than a subsidiary), any merger of another person (other than a subsidiary) into XL Capital, or XL Capital conveys, sells, transfers or leases all or substantially all of XL Capital's assets to another person (other than a subsidiary), other than any transaction:

     o that does not result in a reclassification, conversion, exchange or cancellation of outstanding ordinary shares (other than the cancellation of any of XL Capital's outstanding ordinary shares held by the person with whom XL Capital merges or consolidates); or

     o pursuant to which the holders of XL Capital's ordinary shares immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

     o which is effected solely to change XL Capital's jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of XL Capital's ordinary shares solely into shares of common stock of the surviving entity.

     However, a Change in Control will not be deemed to have occurred if either
(A) the closing price per Ordinary Share for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of a Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the LYONs in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change in Control under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the LYONs become convertible into such shares of common stock.

     For purposes of these provisions:

     o the conversion price is equal to $1,000 divided by the conversion rate;

     o whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

     o "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of LYONs. We will comply with this rule to the extent it applies at that time.

     The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of XL Capital's and its subsidiaries' assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of LYONs to require us to repurchase its LYONs as a result of the conveyance, transfer, sale, lease or other disposition of less than all of XL Capital's and its subsidiaries' assets may be uncertain.

     The foregoing provisions would not necessarily provide the holders of LYONs with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

     We have, and may in the future incur, other indebtedness with similar change in control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the LYONs when required following a Change in Control, we will be in default under the Indenture whether or not repurchase is permitted by the related subordination provisions.

Merger and Sales of Assets by XL Capital

     XL Capital may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease that person's properties and assets substantially as an entirety to us unless:

     o in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal (including contingent additional principal, if any) of, premium, if any, and contingent cash interest on the LYONs and the performance of our other covenants under the Indenture; and

     o in all cases, immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

Events of Default

     The following are events of default with respect to the LYONs:

     o default for 30 days in payment of any contingent cash interest, additional amounts (as defined in the Indenture) or liquidated damages pursuant to the Registration Rights Agreement due and payable on the LYONs;

     o default in payment of the accreted value at maturity, upon redemption, repurchase or following a Change in Control, or any additional amounts in respect thereof, in each case when the same becomes due and payable;

     o default by XL Capital under any instrument or instruments under which there is or may be secured or evidenced any of XL Capital's indebtedness (other than the LYONs) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

     o default by XL Capital in the payment when due of the principal or premium, if any, of any bond, debenture, note or other evidence of XL Capital's indebtedness, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of XL Capital for money borrowed, which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

     o default in XL Capital's performance of any other covenants or agreements in respect of the LYONs contained in the Indenture or the LYONs for 60 days after written notice to us by the Trustee or to XL Capital and the Trustee by the holders of at least 25% in aggregate principal amount of the LYONs then outstanding; and

     o    certain events of bankruptcy, insolvency and reorganization of XL
          Capital.

     The Indenture requires that we file annually with the Trustee a certificate describing any Default by us in the performance of any conditions or covenants that has occurred under the Indenture and its status. We must give the Trustee written notice within 30 days of any default under the Indenture that could mature into an Event of Default described in the fourth or fifth clause above.

     The Indenture provides that if an Event of Default occurs and is continuing with respect to the LYONs, either the Trustee or the registered holders of at least 25% in aggregate principal amount of the LYONs, may declare the then Accreted Value of the LYONs plus any accrued and unpaid contingent cash interest, if any, through the date of acceleration to be due and payable immediately. If an Event of Default relating to some events or bankruptcy, insolvency or reorganization occurs, the then Accreted Value of the LYONs plus any contingent cash interest which has accrued as of the commencement of the proceeding will become immediately due and payable without any action on the part of the Trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all Events of Default with respect to the LYONs have been cured (other than the nonpayment of principal of the LYONs which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

     A holder of LYONs may pursue any remedy under the Indenture only if:

     o the holder gives the Trustee written notice of a continuing event of default for the LYONs;

     o the holders of at least 25% in principal amount of the outstanding LYONs make a written request to the Trustee to pursue the remedy;

     o the holder offers to the Trustee indemnity reasonably satisfactory to the Trustee;

     o the Trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

     o during that 60-day period, the holders of a majority in principal amount of the LYONs do not give the Trustee a direction inconsistent with the request.

     This provision does not, however, affect the right of a holder of LYONs to sue for enforcement of payment of the principal of, additional amounts, liquidated damages or contingent cash interest, if any, on the holder's LYONs on or after the respective due dates expressed in its LYONs or the holder's right to convert its LYONs in accordance with the Indenture.

     The Trustee is entitled under the Indenture, subject to the duty of the Trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the Indenture at the direction of the registered holders of the LYONs or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the registered holders of a majority in principal amount of the outstanding LYONs (or of all debt securities affected, voting as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the Trustee in personal liability.

     The Indenture provides that while the Trustee generally must mail notice of a default or Event of Default to the registered holders of the debt securities of any series issued under the Indenture within 90 days of occurrence, the Trustee may withhold notice of any Default or Event of Default (except in payment on the debt securities) if the Trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Withholding Taxes

     All amounts payable (whether in respect of principal, interest or otherwise) in respect of the LYONs will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, levies, assessments or governmental charges is required by law. In that event, XL Capital will pay, or cause to be paid, such additional amounts as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts which would have been receivable by such holder in the absence of such withholding or deduction; except that no such additional amounts shall be payable in relation to any payment in respect of any of the LYONs:

     o to, or to a third party on behalf of, a person who is liable for such taxes, duties, levies, assessments or governmental charges in respect of such LYON by reason of his having some connection with (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business or other presence in) the Cayman Islands other than (a) the mere holding of such LYON or (b) the receipt of principal, contingent cash interest, additional amounts or other amount in respect of such LYON; or

     o presented for payment more than 30 days after the Relevant Date (as defined below), except to the extent that the relevant holder would have been entitled to such additional amounts on presenting the same for payment on or before the expiry of such period of thirty days; or

     o on account of any inheritance, gift, estate, personal property, sales, or transfer or similar taxes, duties, levies, assessments or similar governmental charges; or

     o on account of any taxes, duties, levies, assessments or governmental charges that are payable otherwise than by withholding from payments in respect of such LYON.

     The "Relevant Date" means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Trustee on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the LYONs.

     If XL Capital becomes subject generally at any time to any taxing jurisdiction other than or in addition to the Cayman Islands, references in this section to the Cayman Islands shall be read and construed as references to such other jurisdiction(s) and/or to the Cayman Islands.

     In the event that any deduction or withholding on account of tax is required to be made, or is made, in connection with any European Union directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, such directive, no additional amounts shall be payable or paid by XL Capital to any holder in respect of the LYONs.

     Any reference in this section to "principal" and/or "interest" in respect of the LYONs shall be deemed also to refer to any additional amounts which may be payable under this section. Unless the context otherwise requires, any reference in this section to "principal" shall include any premium payable in respect of a LYON, any redemption amount and any other amounts in the nature of principal payable pursuant to this section and "interest" shall include all amounts payable pursuant to this section and any other amounts in the nature of interest payable pursuant to this section.

Modification and Waiver

     We may amend or supplement the Indenture if the holders of a majority in principal amount of the LYONs consent to it. Without the consent of the holder of each LYON, however, no modification may:

     o reduce the rate or accrual of original issue discount on the LYONs or change the time for payment of interest thereon;

     o reduce the principal amount at maturity or the Accreted Value of or extend the stated maturity of any LYON;

     o reduce the calculation of the value of the ordinary shares to which reference is made in determining whether contingent additional principal or contingent cash interest will be due on the LYONs;

     o reduce the redemption price, repurchase price, change in control purchase price, original issue discount, contingent additional principal or contingent cash interest with respect to any LYON;

     o make payments on the LYONs payable in currency other than as originally stated in the LYONs;

     o make any change in the percentage of principal amount of LYONs necessary to waive compliance with some provisions of the Indenture or to make any change in this provision for modification, except to increase any percentage set forth therein;

     o make any change that in the good faith judgment of our Board of Directors and the Trustee adversely affects the conversion or repurchase provisions of the LYONs;

     o impair a holder's right to institute suit for the enforcement of any payment on the LYONs; or

     o waive a continuing default or event of default regarding any payment on the LYONs.

     We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of LYONs in some circumstances, including:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to make any change that does not, in the good faith opinion of our Board of Directors and the Trustee, adversely affect the interests of holders of LYONs in any material respect;

     o to provide for the assumption of our obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture;

     o    to provide any security for or guarantees of the LYONs;

     o    to add events of default with respect to the LYONs;

     o to add covenants that would benefit the holders of LYONs or to surrender any rights or powers we have under the Indenture;

     o to make any change necessary for the registration of the LYONs under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, provided that such modification or amendment does not, in the good faith opinion of our Board of Directors and the Trustee, adversely affect the interests of the holders of the LYONs in any material respect; or

     o to provide for uncertificated LYONs in addition to or in place of certificated LYONs or to provide for bearer LYONs.

     The holders of a majority in principal amount of the outstanding LYONs may waive any existing or past default or Event of Default. Those holders may not, however, waive any default or event of default in any payment on any LYON or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Calculations in Respect of LYONs

     We are responsible for making all calculations called for under the LYONs. These calculations include, but are not limited to, average market prices of the LYONs and of our ordinary shares and amounts of contingent cash interest payments, if any, payable on the LYONs. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of LYONs. We will provide a schedule of our calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of LYONs upon the request of that holder.

Governing Law

     The Indenture and the LYONs are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

     State Street Bank and Trust Company is the Trustee, registrar and paying agent.

     If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any LYONs only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

     If the Trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

     We issued the LYONs in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the LYONs. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     LYONs are exchangeable for other LYONs, for the same Accreted Value and for the same terms but in different authorized denominations in accordance with the Indenture. Holders may present LYONs for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     We have appointed the Trustee as security registrar for the LYONs. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the LYONs.

     In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any LYONs either:

     o during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

     o if the LYONs have been called for redemption in whole or in part, except the unredeemed portion of any LYONs being redeemed in part.

Payment and Paying Agents

     Payments on the LYONs will be made in U.S. dollars at the office of the Trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global LYONs, by wire transfer. We will make any required contingent cash interest payments to the person in whose name each LYON is registered at the close of business on the record date for the contingent cash interest payment.

     The Trustee has been designated as our paying agent for payments on the LYONs. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the LYONs that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Notices

     Except as otherwise described herein, notice to registered holders of the LYONs will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of LYONs

     We will replace any LYON that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated LYON or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed LYON, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the LYON before a replacement note will be issued.

Payment of Stamp and Other Taxes

     We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the LYONs. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Book-Entry System

     The LYONs are represented by one or more global securities (each, a "Global Security"). Each Global Security has been deposited with, or on behalf of, DTC and has been registered in the name of a nominee of DTC. Except under circumstances described below, the LYONs will not be issued in definitive form.

     Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the Initial Purchaser with the respective principal amounts of the LYONs represented by the Global Security. Ownership of beneficial interests in a Global Security is limited to persons that have accounts with DTC or its nominee (the "participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the LYONs represented by that Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the LYONs represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the LYONs in definitive form, and will not be considered the owners or holders thereof under the Indenture. Principal and interest payments, if any, on the LYONs registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither XL Capital, the Trustee, any paying agent or the registrar for the LYONs will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal including contingent additional principal, if any, or contingent cash interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the LYONs in definitive form in exchange for the entire Global Security for the LYONs. In addition, we may at any time and in our sole discretion determine not to have the LYONs represented by a Global Security and, in such event, will issue the LYONs in definitive form in exchange for the entire Global Security relating to the LYONs. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the LYONs represented by the Global Security equal in principal amount to the beneficial interest and to have the LYONs registered in its name. LYONs so issued in definitive form will be issued as registered LYONs in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

                         DESCRIPTION OF ORDINARY SHARES

     We are a Cayman Islands exempted liability company. Our authorized share capital is $9,999,900 divided into 999,990,000 ordinary shares, par value $0.01. The ordinary shares are currently divided into two classes: Class A ordinary shares ("Ordinary Shares") and Class B ordinary shares. As of November 9, 2001, there were 134,168,793 Ordinary Shares outstanding and no Class B ordinary shares outstanding.

     The following description of our Ordinary Shares is a summary. This summary is not complete and is subject to the complete text of our Memorandum of Association and our Articles of Association.

Voting

     The holders of our Class A ordinary shares are entitled to one vote per share while our Class B ordinary shares carry no voting rights. Our Articles of Association restrict the voting power of any shareholder to less than approximately 10% of total voting power.

     Under the Cayman Islands Companies Law (2001 Revision) (the "Law") and our Memorandum and Articles of Association, some matters, such as altering the Memorandum or the Articles of Association, changing the name of a company, voluntarily winding up a company or removing a director, require approval of shareholders by a special resolution. A special resolution is a resolution:

     o passed by a majority of not less than two-thirds of such shareholders, as being entitled to do so, vote in person or by proxy at a general meeting; or

     o approved in writing by all shareholders entitled to vote at a general meeting of the company.

     Our Articles of Association restrict the voting power of any shareholder to less than approximately 10% of total voting power.

Dividend Rights

     Subject to the Law and any rights and restrictions of any other class or series of shares, the Board of Directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our profit realized or unrealized or out of monies otherwise available for dividends in accordance with the Law. The Board of Directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.

     Our declaration and payment of future dividends will be at the discretion of our Board of Directors and will depend upon many factors, including our earnings, financial condition, business needs, and the capital and surplus requirements of our operating subsidiaries and regulatory restrictions.

     As a holding company, our principal source of income is dividends or other statutorily permissible payments from our subsidiaries. The ability of our subsidiaries to pay such dividends is limited by the applicable laws and regulations of the Cayman Islands, the United States, and the United Kingdom, including the Society of Lloyd's.

Rights Upon Liquidation

     Upon our liquidation, after the payments to be made in accordance with the Law and the full amounts that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or wind-ing up are entitled to receive have been paid or set aside for payment, the holders of the Ordinary Shares are entitled to receive, pro rata, any remaining assets available for distribution to the holders of Ordinary Shares. The liquidator may deduct from the amount payable in respect of those Ordinary Shares any liabilities the holder has to or with us. The assets received by the holders of Ordinary Shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

Stock Plans

     Our incentive stock plan, the "1991 Performance Incentive Program," provides for grants of non-qualified or incentive stock options, restricted stock awards, performance shares, performance units and stock appreciation rights ("SARs"). The plan is administered by the Compensation Committee of the Board of Directors. Stock options may be granted with or without SARs. Grant prices are established by the Compensation Committee at the date of grant. Options and SARs have a life of not longer than 10 years and vest as set forth by the Compensation Committee at the time of grant.

     Restricted stock awards issued under the 1991 Performance Incentive Program plan vest over such period as the Compensation Committee may approve. These shares contained certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability. Restricted stock issued under the plan totaled 77,472 shares, 113,100 shares and 147,836 shares in 2000, 1999 and 1998, respectively. Restricted stock awards granted by NAC Re Corp. prior to our merger with it amounted to 3,627 shares and 23,700 shares in 1999 and 1998, respectively. Vesting for such shares generally occurs over a six-year period.

     We also have stock plans in place for our non-employee directors. All options vest immediately on the grant date. All options granted to non-employee directors are granted under the 1991 Performance Incentive Program. Directors may also make an irrevocable election preceding the beginning of each fiscal year to defer cash compensation that would otherwise be payable as his or her annual retainer in increments of $5,000 or receive their annual retainer fee currently in the form of shares instead of cash. Any deferred payments will be credited in the form of shares calculated by dividing 110% of the deferred payment by the market value of our stock on the date the fees would otherwise be payable. The shares are distributed in accordance with the terms of the plan. Shares issued under the plan totaled 7,846, nil and 2,737 in 2000, 1999 and 1998, respectively.

     A second stock plan, intended to replace the directors' "Retirement Plan for Non-Employee Directors," provides for the issuance of share units determined by dividing the annual retainer by the market price of our ordinary shares on December 1 of each year. These units receive dividends in the form of additional units equal to the cash value divided by the market price on the payment date. Share units totaling 13,237, 1,217 and 5,531 were issued in 2000, 1999 and 1998, respectively.

     The majority of the options granted pursuant to our several option plans expire 10 years from the date of grant.

     In 1999, we adopted our 1999 Performance Incentive Plan under which 1,250,000 options were available and issued to employees who were not directors or executive officers. Our 1999 Performance Incentive Plan is substantially similar to our 1991 Performance Incentive Program.

Share Rights Plan

     Rights to purchase Ordinary Shares (the "Rights") were distributed as a dividend at the rate of one Right for each Ordinary Share held of record as of the close of business on October 31, 1998. Each Right entitles holders of Ordinary Shares to buy one Ordinary Share at an exercise price of $350. The Rights would be exercisable, and would detach from the Ordinary Shares, only if a person or group were to acquire 20% or more of our outstanding Ordinary Shares, or were to announce a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 20% or more of Ordinary Shares. Upon a person or group without prior approval of the Board acquiring 20% or more of Ordinary Shares, each Right would entitle the holder (other than such an acquiring person or group) to purchase Ordinary Shares (or, in certain circumstances, ordinary shares of the acquiring person) with a value of twice the Rights exercise price upon payment of the Rights exercise price. We will be entitled to redeem the Rights at $0.01 per Right at any time until the close of business on the tenth day after the Rights become exercisable. The Rights will expire at the close of business on September 30, 2008, and do not initially have a fair value. We have initially reserved 119,073,878 authorized ordinary shares for issue upon exercise of Rights.

Classified Board

     Our Board of Directors is divided into three classes that are elected for staggered three-year terms. A director may be removed by the shareholders without cause only by special resolution of the total voting power of our issued shares determined in accordance with our Articles of Association.

    CERTAIN CAYMAN ISLANDS AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Cayman Islands

     The Cayman Islands at present impose no taxes on income, profits, capital gains or appreciations of XL Capital Ltd. There are also currently no taxes imposed in the Cayman Islands on income, profits, capital gains or appreciations of the holders of the LYONs nor any taxes on the holders of the LYONs in the nature of estate duty or capital transfer tax. Further, as an exempted company, XL Capital Ltd has obtained an undertaking from the Cayman Islands Government authorities that, for a period of twenty years from the date of incorporation of XL Capital Ltd, no law which is enacted in the Cayman Islands imposing any tax on profit, income, capital gains or appreciations will apply to XL Capital Ltd and that, for the same period of twenty years, no taxes on profit, income, capital gains or appreciations nor any tax in the nature of estate duty or inheritance tax will be payable on the ordinary shares, LYONs or other obligations of XL Capital Ltd.

United States

     This is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the LYONs. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. The discussion below deals only with LYONs held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding LYONs in a tax-deferred or tax-advantaged account, or persons holding LYONs as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. Persons considering the purchase of the LYONs should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the LYONs arising under the laws of any other taxing jurisdiction.

     We do not address all of the tax consequences that may be relevant to any investor in LYONs. In particular, we do not address:

     o the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of LYONs;

     o the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or deposition of LYONs;

     o U.S. Holders (as defined below) who hold the LYONs whose functional currency is not the United States dollar;

     o any state, local or foreign tax consequences of the purchase, ownership or disposition of LYONs; or

     o any federal, state, local or foreign tax consequences of owning or disposing of the common stock into which the LYONs are convertible.

     Accordingly, you should consult your own tax advisor regarding the tax consequences or purchasing, owning and disposing of the LYONs and the common stock in light of your own circumstances.

     A U.S. Holder is a beneficial owner of the LYONs who or which is:

     o    a citizen or individual resident of the United States, as defined in section 7701(b) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code);

     o a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     o an estate if its income is subject to United States federal income taxation regardless of its source; or

     o a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

     Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, may also be treated as U.S. Holders.

     A Non-U.S. Holder is a holder of LYONs other than a U.S. Holder.

     No statutory, administrative or judicial authority directly addresses the treatment of the LYONs or instruments similar to the LYONs for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below, and were the IRS to succeed in asserting contrary positions, the amount, timing and character of income, gain or loss in respect of an investment in the LYONs recognized by a holder could be different from that described herein.

     We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the LYONs and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classifications of the LYONs

     We have received an opinion from our counsel, Cahill Gordon & Reindel, that the LYONs will be treated as indebtedness for United States federal income tax purposes and that the LYONs will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations).

Accrual of Interest on the LYONs

     Pursuant to the terms of the Indenture, we and each holder of the LYONs agree, for United States federal income tax purposes, to treat the LYONs as debt instruments that are subject to the CPDI regulations. Pursuant to the CPDI regulations, U.S. Holder of the LYONs will be required to accrue interest income on the LYONs, as described below, regardless of whether the U.S. Holders uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will be required to include interest in taxable income in each year in excess of the accruals on the LYONs for non-tax purposes and in excess of any contingent cash interest payments actually received in that year.

     The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the LYONs that equals:

     1. the product of (i) the adjusted issue price (as defined below) of the LYONs as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the LYONs, adjusted for the length of the accrual period;

     2.   divided by the number of days in the accrual period; and

     3. multiplied by the number of days during the accrual period that the U.S. Holder held the LYONs.

     A LYON's issue price is the first price at which a substantial amount of the LYONs is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a LYON is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any previously scheduled projected payments, as defined below, with respect to the LYONs (whether or not such projected payments were actually made).

     Based in part on the advice of Cahill Gordon & Reindel, we intend to treat the term "comparable yield" as the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs. For this purpose, contingent payments include both contingent cash interest and contingent additional principal. Based in part on that advice, we intend to take the position that the comparable yield for the LYONs is 7.04%, compounded semi-annually. The precise manner of calculating the comparable yield is not absolutely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule could differ materially from the projected payment schedule provided by us.

     The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the LYONs. This schedule must produce the comparable yield. The projected payment schedule includes estimates for certain payments of contingent cash interest and an estimate for a payment at maturity taking into account the conversion feature.

     The comparable yield and the schedule of projected payments are set forth in the indenture. U.S. Holders may also obtain the projected payment schedule by submitting a written request for such information to XL Capital Ltd, XL House, One Bermudiana Road, Hamilton, HM Bermuda, Attention: Investor Relations.

     For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the LYONs, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

     The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the LYONs for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the LYONs.

     Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the LYONs

     If, during any taxable year, a U.S. Holder receives actual payments with respect to the LYONs for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

     If a U.S. Holder receives in a taxable year actual payments with respect to the LYONs for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the LYONs for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the LYONs during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

     If a U.S. Holder purchases LYONs at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The U.S. Holder must reasonably allocate the adjustment over the remaining term of the LYONs by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the LYONs pro rata with the accruals of original issue discount at the comparable yield. You should consult your tax advisors regarding these allocations.

Sales, Exchange, Conversion or Redemption

     Generally, the sale or exchange of a LYON, or the redemption of a LYON for cash, will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the LYONs includes the receipt of stock upon conversion as a contingent payment with respect to the LYONs. Accordingly, we intend to treat the receipt of our ordinary shares by a U.S. Holder upon the conversion of a LYON, or upon the redemption of a LYON where we elect to pay in ordinary shares, as a contingent payment under the CPDI regulations. Under this treatment, a conversion or such a redemption will also result in taxable gain or loss to a U.S. Holder. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder's adjusted tax basis in the LYON. A U.S. Holder's adjusted tax basis in a LYON on any date will generally be equal to the U.S. Holder's original purchase price for the LYON, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as defined above, scheduled to have been made through such date. Gain recognized upon a sale, exchange, conversion or redemption of a LYON will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the LYON is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

     A U.S. Holder's tax basis in our common stock received upon a conversion of a LYON or upon a U.S. Holder's exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

Constructive Dividends

     If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the antidilution provisions of the LYONs, the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs.

     For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Treatment of Non-U.S. Holders

     Payments on the LYONs or the ordinary shares to a non-U.S. holder, or gain realized on the sale, exchange or redemption of the LYONs or the ordinary shares by a non-U.S. holder, will not be subject to U.S. federal income or withholding tax, as the case may be, unless such income is effectively connected with a trade or business conducted by such non-U.S. holder in the United States, or, in the case of gain, such non-U.S. holder is a nonresident alien individual who holds the LYONs or ordinary shares, as the case may be, as a capital asset and who is present in the United States more than 182 days in the taxable year of the sale and certain other conditions are met.

     U.S. trade or business income of a non-U.S. Holder will generally be subject to regular United States federal income tax in the same manner as if it were realized by a U.S. Holder. Non-U.S. Holders that realize U.S. trade or business income with respect of the LYONs or ordinary shares should consult their tax advisors as to the treatment of such income or gain.

Back-up Withholding and Information Reporting

     U.S. Holders

     Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the LYONs or ordinary shares may be subject to information reporting and United States federal backup withholding tax if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

     Non-U.S. Holders

     A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax and information reporting requirements.

Proposed European Union Tax Directive

     The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by an issuer within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments. Accordingly, it is possible that payments on the LYONs may be subject to withholding tax under this directive. In such event, XL Capital Ltd would not make any additional payments to Holders to compensate them for the amounts so withheld.

     The proper tax treatment of a holder of LYONs is highly uncertain in a number of respects. Holders should consult their tax advisors regarding the United States federal, state, local and foreign tax consequences of an investment in the LYONs and whether an investment in the LYONs is advisable in light of the agreed upon tax treatment and the holder's particular tax situation.

                             SELLING SECURITYHOLDERS

     The LYONs were originally issued by us and sold by Merrill Lynch & Co., Inc. (the "Initial Purchaser") in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the LYONs listed below and our ordinary shares issued upon conversion of such LYONs. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

     The table below sets forth the name of each selling securityholder, the principal amount at maturity of LYONs, as of November 15, 2001, that each selling securityholder may offer pursuant to this prospectus and the number of our ordinary shares into which such LYONs are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

     We have prepared the table below based on information given to us by the selling securityholders on or prior to November 15, 2001. However, any or all of the LYONs or our ordinary shares listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or our ordinary shares that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their LYONs since the date as of which the information in the table is presented.

     Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of the LYONs and our ordinary shares may rest with certain holders thereof not named in the table below and of whom we are unaware.

                                 Aggregate Principal      Percentage        Number of Our     Percentage of
                                 Amount at Maturity           of           Ordinary Shares     Our Ordinary
                                of LYONs That May be         LYONs           That May be          Shares
             Name                       Sold              Outstanding         Sold (1)        Outstanding (2)
----------------------------    --------------------      -----------      ---------------    -----------------
All other holders of
  LYONs or future
  transferees, pledg-
  ees, donees, assign-
  ees or successors of
  any such holders(3)(4).

Total....................            508,842,000            100.0                2,685,159          2.0

*    Less than one percent (1%).

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     5.277 ordinary shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of our ordinary shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include our ordinary shares that may be issued by us upon purchase of the LYONs by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 134,168,793 ordinary shares outstanding as of November 9, 2001. In calculating this amount for each holder, we treated as outstanding the number of our ordinary shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include our ordinary shares that may be issued by us upon purchase of the LYONs by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any of our ordinary shares other than the ordinary shares issuable upon conversion of the LYONs at the initial conversion rate.

                              PLAN OF DISTRIBUTION

     We are registering the LYONs and our ordinary shares covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the LYONs and our ordinary shares covered by this prospectus.

     We will not receive any of the proceeds from the offering of the LYONs or our ordinary shares by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the LYONs and our ordinary shares beneficially owned by them and offered hereby from time to time:

     o    directly; or

     o through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the LYONs and our ordinary shares for whom they may act as agent.

     The LYONs and our ordinary shares may be sold from time to time in one or more transactions at:

     o    fixed prices, which may be changed;

     o    prevailing market prices at the time of sale;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the LYONs or our ordinary shares offered by them hereby will be the purchase price of the LYONs or our ordinary shares less discounts and commissions, if any.

     The sales described in the preceding paragraph may be effected in transactions:

     o on any national securities exchange or quotation service on which the LYONs and our ordinary shares may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the ordinary shares;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     o    through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the LYONs and our ordinary shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the LYONs and our ordinary shares in the course of hedging their positions. The selling securityholders may also sell the LYONs and our ordinary shares short and deliver LYONs and our ordinary shares to close out short positions, or loan or pledge LYONs and our ordinary shares to broker-dealers that in turn may sell the LYONs and our ordinary shares.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriters, broker-dealer or agent regarding the sale of the LYONs and our ordinary shares by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the LYONs and our ordinary shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the LYONs and our ordinary shares by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     Our outstanding ordinary shares are listed for trading on the New York Stock Exchange.

     The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the LYONs or our ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the LYONs or our ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

     The LYONs were issued and sold in September 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. We have agreed to indemnify the Initial Purchaser and each selling securityholder, and each selling securityholder has agreed to indemnify us, the Initial Purchaser and each other selling securityholder, against specified liabilities arising under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the LYONs and the underlying ordinary shares by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the LYONs and the underlying ordinary shares to engage in market-making activities with respect to the particular LYONs and the underlying ordinary shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the LYONs and the underlying ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the LYONs and the underlying ordinary shares.

     We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

     o the date when all LYONs and the underlying ordinary shares offered hereunder have been disposed of in accordance with the registration statement;

     o the expiration of the period referred to in Rule 144(k) of the Act with respect to all LYONs and the underlying ordinary shares held by persons that are not affiliates of XL Capital;

     o the date when there are no outstanding LYONs or underlying ordinary shares; or

     o two years from the date the registration statement is declared effective.

     Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may prohibit offers and sales of the LYONs and our ordinary shares pursuant to the registration statement to which this prospectus relates.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are a Cayman Islands exempted limited company. We have consented in the Indenture to jurisdiction in the United States federal and state courts in The City of New York and to service of process in The City of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the Indenture and the Debentures. Accordingly, any judgment against us in respect of the Indenture or the Debentures, including for civil liabilities under the United States federal securities laws, obtained in any United States federal or state court may have to be enforced in the courts of the Cayman Islands.

     We have been advised by Hunter & Hunter, our Cayman Islands counsel, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the courts of the United States of America (or any political subdivision thereof), a final and conclusive judgment in personam of such courts having competent jurisdiction for a debt or definite sum of money would be recognized and enforced by the courts of the Cayman Islands by originating action on such judgment provided that the debt or sum of money is not a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other similar penalty and provided that the judgment was obtained without fraud or without breaching the principles of natural justice in the Cayman Islands or in contravention of Cayman Islands public policy. A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

                                  LEGAL MATTERS

     Certain U.S. legal matters with respect to the LYONs are being passed upon for us by Cahill Gordon & Reindel, New York, New York. Certain matters under the laws of the Cayman Islands are being passed upon for us by Hunter & Hunter, Grand Cayman, Cayman Islands.

                                     EXPERTS

     The consolidated financial statements of XL Capital and our subsidiaries as of December 31, 2000 and 1999 and for the three years ended December 31, 2000, incorporated by reference in this prospectus from our annual report for the year ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

     The consolidated financial statements of Winterthur International as of and for December 31, 2000, incorporated by reference in this prospectus from our current report on Form 8-K dated July 25, 2001, filed on August 9, 2001, have been audited by KPMG Audit Plc, independent auditors, as stated in their report, which is incorporated in this prospectus by reference.

                                 ---------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the LYONs and ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of LYONs and ordinary shares being registered (all amounts are estimated except the SEC registration fee).

SEC registration fee...........................................     $    77,439
New York Stock Exchange listing fee for ordinary shares.........          1,500
Printing and engraving expenses.................................         60,043
Legal fees and expenses.........................................        177,500
Accounting fees and expenses....................................         50,565
Trustee and transfer agent fees.................................         40,094
Miscellaneous...................................................         59,570
                                                                    -----------
         Total..................................................    $   466,711
                                                                    ===========


Item 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article 109 of our Articles of Association, incorporated by reference to
Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001, contains provisions with respect to indemnification of our directors and officers. The general effect of these provisions is to provide for the indemnity by XL Capital Ltd ("XL Capital") of an officer, director, employee or agent of XL Capital for threatened, pending or completed actions, suits or proceedings (other than an action by or in the right of XL Capital) brought against such indemnified person by reason of the fact that such person was an officer, director, employee or agent of XL Capital, if such indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     The Articles of Association also provide for the indemnification of such person against expenses actually and reasonably incurred in connection with suits brought by or in the right of XL Capital by reason of the fact that such indemnified person is an officer, director, employee or agent of XL Capital if such indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest; provided that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for willful neglect or default in the performance of his duty to us unless and only to the extent that the Grand Court of the Cayman Islands or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Grand Court or other such court shall deem proper.

     To the extent that such indemnified person shall be successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Our directors and officers are also provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy.

Item 16.  EXHIBITS.

Exhibit
Number                         Description

3(a) Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

3(b) Articles of Association (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

3(c) Rights Agreement, dated as of September 11, 1998, between XL Capital Ltd and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

4(a) Indenture dated September 7, 2001 between XL Capital Ltd and State Street
     Bank and Trust Company, as trustee.

4(b) Form of LYON (included in Exhibit 4(a)).

4(c) Registration Rights Agreement dated September 7, 2001 between XL Capital
     Ltd and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser.

4(d) Purchase Agreement dated September 4, 2001 between XL Capital Ltd and
     Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser.

5(a) Opinion of Cahill Gordon & Reindel.

5(b) Opinion of Hunter & Hunter.

12   Statement regarding Computation of Ratio of Earnings to Fixed Charges.

23(a) Consent of PricewaterhouseCoopers LLP.

23(b) Consent of Ernst & Young LLP.

23(c) Consent of KPMG Audit Plc.

23(d) Consent of Cahill Gordon & Reindel (included in Exhibit 5(a)).

23(e) Consent of Hunter & Hunter (included in Exhibit 5(b)).

24   Powers of Attorney.

25   Form T-1 Statement of Eligibility of Trustee under the Indenture.

99   Appointment of CT Corporation System as U.S. agent for Service of Process.

Item 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the provisions described under Item 15 above, or otherwise, the undersigned have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the under-signed will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and Country of Bermuda, on November 15, 2001.

                             XL CAPITAL LTD


                             By:  /s/ Jerry de St. Paer
                                  --------------------------------
                                  Name:   Jerry de St. Paer
                                  Title:  Executive Vice President and Chief
                                            Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                  Title                                             Date
---------                                  -----                                             ----

/s/  Brian M. O'Hara                       President, Chief Executive Officer and Director   November 15, 2001
------------------------------------       (Principal Executive Officer)
Name:  Brian M. O'Hara

/s/  Jerry de St. Paer                     Executive Vice President and Chief Financial      November 15, 2001
------------------------------------       Officer (Principal Financial Officer and
Name:  Jerry de St. Paer                   Principal Accounting Officer)

/s/  Michael P. Esposito, Jr.*             Chairman and Director                             November 15, 2001
------------------------------------
Name:  Michael P. Esposito, Jr.

/s/  Ronald L. Bornhuetter *               Director                                          November 15, 2001
------------------------------------
Name:  Ronald L. Bornhuetter

/s/  Michael A. Butt       *               Director                                          November 15, 2001
------------------------------------
Name:  Michael A. Butt

/s/ Robert Clements        *               Director                                          November 15, 2001
------------------------------------
Name:  Robert Clements

/s/  Sir Brian Corby       *               Director                                          November 15, 2001
------------------------------------
Name:  Sir Brian Corby

/s/  Robert R. Glauber     *               Director                                          November 15, 2001
------------------------------------
Name:  Robert R. Glauber

/s/  Paul Jeanbart         *               Director                                          November 15, 2001
------------------------------------
Name:  Paul Jeanbart



                                      II-5

/s/  John Loudon           *               Director                                          November 15, 2001
------------------------------------
Name:  John Loudon

/s/  Robert S. Parker      *               Director                                          November 15, 2001
------------------------------------
Name:  Robert S. Parker

/s/  Cyril Rance           *               Director                                          November 15, 2001
------------------------------------
Name:  Cyril Rance

/s/  Alan Z. Senter        *               Director                                          November 15, 2001
------------------------------------
Name:  Alan Z. Senter

/s/ John T. Thornton       *               Director                                          November 15, 2001
------------------------------------
Name:  John T. Thornton

/s/  Ellen E. Thrower      *               Director                                          November 15, 2001
------------------------------------
Name:  Ellen E. Thrower

/s/  John W. Weiser        *               Director                                          November 15, 2001
------------------------------------
Name:  John W. Weiser


*By:   /s/  Jerry de St. Paer
       ----------------------
       Attorney-in-fact


                                  EXHIBIT INDEX

Exhibit
Number                    Description

3(a) Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

3(b) Articles of Association (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

3(c) Rights Agreement, dated as of September 11, 1998, between XL Capital Ltd and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

4(a) Indenture dated September 7, 2001 between XL Capital Ltd and State Street
     Bank and Trust Company, as trustee.

4(b) Form of LYON (included in Exhibit 4(a)).

4(c) Registration Rights Agreement dated September 7, 2001 between XL Capital
     Ltd and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser.

4(d) Purchase Agreement dated September 4, 2001 between XL Capital Ltd and
     Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser.

5(a) Opinion of Cahill Gordon & Reindel.

5(b) Opinion of Hunter & Hunter.

12   Statement regarding Computation of Ratio of Earnings to Fixed Charges.

23(a) Consent of PricewaterhouseCoopers LLP.

23(b) Consent of Ernst & Young LLP.

23(c) Consent of KPMG Audit Plc.

23(d) Consent of Cahill Gordon & Reindel (included in Exhibit 5(a)).

23(e) Consent of Hunter & Hunter (included in Exhibit 5(b)).

24   Powers of Attorney.

25   Form T-1 Statement of Eligibility of Trustee under the Indenture.

99   Appointment of CT Corporation System as U.S. agent for Service of Process.


                                      II-7